EXHIBIT 5.1

                   BRENMAN BROMBERG & TENENBAUM, P.C.
                            ATTORNEYS AT LAW

                         MELLON FINANCIAL CENTER
                               SUITE 1001
                           1775 SHERMAN STREET                  FACSIMILE
 TELEPHONE             DENVER, COLORADO 80203-4314           303-839-1633
303-894-0234                                                 303-830-8890


                            March 7, 2000

Board of Directors
Entropin, Inc.
45926 Oasis Street
Indio, CA 92201

RE:  ENTROPIN, INC.
     REGISTRATION STATEMENT ON FORM SB-2

Gentlemen:

     We have acted as counsel to Entropin, Inc., a Colorado corporation (the "Company"), in connection with the preparation and filing with the U.S. Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended (the "Act"), the Company's registration statement on Form SB-2 (the "Registration Statement"). The Registration Statement relates to the registration under the Act of: (i) 2,500,000 shares of Common Stock (the "Shares"); (ii) 2,500,000 Warrants each to purchase one share of Common Stock (the "Warrants"); and, (iii) and the 2,500,000 shares of Common Stock underlying the Warrants (the "Underlying Shares").

     In rendering this opinion, we have reviewed the Registration
Statement, as well as a copy of the Company's articles of incorporation and bylaws, each as amended to date. We have also reviewed such documents and such statutes, rules and judicial precedents as we have deemed necessary for the opinions expressed herein.

     In rendering this opinion, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of documents submitted to us as originals, the conformity to original documents of documents submitted to us as certified or photostatic copies, and the authenticity of originals of such photostatic copies.

     Based upon and in reliance upon the foregoing, and subject to the qualifications and limitations herein set forth, we are of the opinion that the Shares and Warrants have been duly and validly authorized and issued, and that the Underlying Shares, when issued for the consideration and in the manner contemplated by the Registration Statement, will be validly issued, fully paid and nonassessable.



Board of Directors
Entropin, Inc.
March 7, 2000

     The opinion set forth in this letter is limited by, subject to and based on the following:

     1. We are admitted to practice before the Bar of the State of Colorado and are not admitted to practice in any other jurisdiction.

     2. The foregoing opinion is limited in all respects to the laws of the State of Colorado and applicable federal securities laws of the United States.

     We consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement.

     This opinion may not be used, circulated, quoted or otherwise referred to for any other purpose without prior written consent and may not be relied upon by any person or entity other than the Company and its successors and assigns. This opinion is based upon our knowledge of law and facts as of this date. We assume no duty to communicate to you with respect to any matter which comes to our attention hereafter.

                              Very truly yours,



                              /s/ Brenman Bromberg & Tenenbaum, P.C.